Exhibit 10.3

SEITEL HOLDINGS, INC.
STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of October 3, 2018 (the “Grant Date”) between Seitel Holdings, Inc., a Delaware corporation (the “Company”), and [____________] (“Participant”).
Pursuant to the Company’s 2018 Non-Qualified Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, the administrative committee of the Plan (the “Committee”) hereby grants Participant certain options to acquire shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to the terms and conditions provided herein and the applicable terms of the Plan and Securities Holders Agreement.
Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, Investor (as defined in the Plan). In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of the Plan will govern and prevail.
NOW THEREFORE, the parties hereto agree as follows:
1.Plan Acknowledgement. Each of the undersigned agrees that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Participant and, except as otherwise specified herein, pursuant to, and subject to each of the terms and conditions of, the Plan and the Securities Holders Agreement, and Participant agrees to be bound by, and comply with, the terms of the Plan and the Securities Holders Agreement. In the event of a conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control. Without limiting the foregoing, no provisions in the Employment Agreement providing for acceleration of vesting of equity awards shall apply to the Options.

2.Definitions. Capitalized terms used in this Agreement and not defined shall have the meanings ascribed thereto in the Plan or, if no meaning is ascribed thereto in the Plan, the meaning ascribed thereto in the Securities Holders Agreement. In addition, the following terms shall have the following meanings:

(a)“2.0X Exit-Vesting Options” means Options that vest based on both continued employment following the Grant Date and satisfaction of the performance criteria set forth in Section 4(b) below.

(b)“2.5X Exit-Vesting Options” means Options that vest based on both continued employment following the Grant Date and satisfaction of the performance criteria set forth in Section 4(c) below.

(c)“Centerbridge Inflows” means, as of a Measurement Date, without duplication, the aggregate of all cash and cash equivalents received by the Centerbridge Entities between July 17, 2018 and such Measurement Date with respect to their ownership of equity securities of the Company, including any proceeds (so long as such proceeds constitute cash or cash equivalents) from the sale of equity securities of the Company by the Centerbridge Entities, whether by way of merger, stock sale or otherwise, and from cash dividends and other cash distributions made by the Company with respect to equity securities of the Company, but excluding directors’ fees, expense reimbursements, and transaction or consulting fees approved by the Board. For the avoidance of doubt, in each case, Centerbridge Inflows will be determined on a net basis, after giving effect to any vesting of Time-Vesting Options, 2.0X Exit-Vesting Options or 2.5X Exit-Vesting Options, which may require an iterative calculation.

(d)“Centerbridge MOIC Hurdle” means the quotient obtained by dividing (i) all Centerbridge Inflows by (ii) all Centerbridge Outflows. The Centerbridge MOIC Hurdle shall be determined in good faith by the Committee.

(e)“Centerbridge Outflows” means (i) $62,463,375 plus (ii) without duplication, the aggregate of the cash purchase price or contribution made by the Centerbridge Entities (on a cumulative basis) with respect to or in exchange for all of the securities of the Company acquired by the Centerbridge Entities from July 17, 2018 through the applicable Measurement Date.

(f)“Competitor” means a Person or any Affiliate of such Person (in each case, other than the Investor and its investment funds), that is determined in good faith by the Board to be a competitor directly or indirectly with the Company or any of its Subsidiaries.

(g)“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company and its Subsidiaries in connection with their business, including, but not limited to: (i) information, observations and data obtained by Participant while employed by or providing services to the Company or its Subsidiaries concerning the business or affairs of the Company or its Subsidiaries, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software (including source code, executable code, algorithms, pseudocode, firmware, interfaces, data, databases, and documentation), including operating systems, applications and program listings or any portions or logic comprising said software, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists and terms of contracts with clients and customers, (xiii) other copyrightable works, (xiv) all production, programming, manufacturing, engineering, and distribution processes or techniques, technology and trade secrets, and (xv) all similar and related information in whatever form or medium. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that Participant can demonstrate by written proof was generally available to the public at the time it was disclosed to Participant or subsequently becomes in the public domain other than as a result of a disclosure by Participant in violation of Section 6 hereof, provided that Confidential Information will not be deemed to have been generally available merely because individual portions of the information have been separately published or otherwise made generally available to the public, but only if all material features comprising such information have been made generally available to the public in combination.

(h)“Developments” means (i) any and all ideas, trade secrets, information (including Confidential Information, know-how, processes, inventions, technology, discoveries, original works of authorship, modifications, enhancements, improvements, derivative works, computer software (including source code, executable code, algorithms, pseudocode, firmware, interfaces, data, databases, and documentation)), processes, methods, formulas, designs, trademarks, service marks, and logos (whether or not patentable, copyrightable or able to be protected as a trade secret and whether or not reduced to practice) that are conceived, developed, designed, made, authored, contributed to or reduced to practice by Participant (either solely or jointly with others) together with all physical or tangible embodiments of any of the foregoing, (ii) all modifications, enhancements, improvements, and derivations of any of the foregoing, and (iii) all claims and rights in and to all of the foregoing existing in any jurisdiction throughout the world, whether or not registration is or has been secured for any intellectual property rights embodied therein, including any intellectual property registrations or applications, any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating any of the foregoing, and in and to all income, royalties, damages, claims, and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present or future infringement based on any of the foregoing, and in and to all rights corresponding to any of the foregoing throughout the world, and all the rights embraced therein, including the right to make, use, sell, offer for sale, duplicate, reproduce, copy, distribute, import, export, display, license, adapt, and prepare derivative works from, or modifications, improvements or enhancements to, any of the foregoing.

(i)“Earned Portion” means the portion of Participant’s 2.0X Exit-Vesting Options or 2.5X Exit-Vesting Options, respectively, that has been earned for purposes of Section 3(b) pursuant to the following sentence. Participant shall earn 20% of his or her 2.0X Exit-Vesting Options and 20% of his or her 2.5X Exit-Vesting Options on each of the first five anniversaries of the Grant Date, subject to continued employment with the Company or any of its Subsidiaries through the applicable anniversary.

(j)“Measurement Date” means, with respect to the Centerbridge Entities, each date on which a Centerbridge Inflow or Centerbridge Outflow occurs.

(k)“Original Value” for each share of Common Stock which is originally issued upon the exercise of any Option will be equal to the exercise price paid by Participant in cash for such share of Common Stock, as proportionally adjusted for all mergers, stock splits, stock dividends and other recapitalizations affecting the Common Stock subsequent to the Grant Date.

(l)“Restrictive Period” means the period of Participant’s employment or service with the Company or any of its Subsidiaries, plus twelve (12) months after Participant’s Employment Termination Date.

(m)“Time-Vesting Options” means Options that vest solely based on time elapsed from the Grant Date.

(n)“Work Product” means Developments conceived, developed, designed, made, invented, authored, contributed to or reduced to practice by Participant while employed by or providing services to the Company or any of its Subsidiaries.

3.Option Grant.

(a)General. The Company hereby grants to Participant, pursuant to the Plan, [_______] Options, with one share of Common Stock subject to each Option, at an exercise price per share of $40.45 (the “Per Share Exercise Price”), effective as of the Grant Date (the “Options”). The vesting of the Options are as follows: (i) [___] of the Options are Time-Vesting Options, (ii) [____] of the Options are 2.0X Exit-Vesting Options, and (iii) [____] of the Options are 2.5X Exit-Vesting Options (see Exercisability, Sections 4(a) to 4(c) below). The Options will expire on the close of business on the tenth anniversary of the Grant Date, subject to earlier expiration as provided herein or in the Plan. The Options are non-qualified stock options and are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

(b)Early Expiration of Options. Any portion of the Options granted hereunder that have not vested and become exercisable as of the Employment Termination Date shall expire and be forfeited on such date and may not be exercised under any circumstance; provided that in the event of a discharge by the Company without Cause (not due death or Disability), the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options shall remain outstanding and eligible to vest in accordance with Sections 4(b) and 4(c) below until the six (6)-month anniversary of the Employment Termination Date (and any such Earned Portion that has not so vested as of such six (6)-month anniversary shall expire and be forfeited on such six (6)-month anniversary); provided further that, for the avoidance of doubt, following the Employment Termination Date, the Earned Portions shall not be eligible to vest in accordance with Section 4(a) below. Any portion of the Options granted hereunder that have vested and become exercisable as of the Employment Termination Date (or, in the case of the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options, as of a Measurement Date or a Change in Control following the Employment Termination Date) shall expire and be forfeited on the earliest of (i) the first anniversary of the Employment Termination Date, if Participant’s termination of employment resulted from death or Disability; (ii) ninety (90) days after the Employment Termination Date (or, in the case of the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options, thirty (30) days after vesting in accordance with Sections 4(b) or 4(c) below, if any), if Participant is discharged by the Company without Cause (not due to death or Disability); (iii) thirty (30) days after the Employment Termination Date, if the termination of employment was initiated by Participant for any or no reason; (iv) immediately upon the Employment Termination Date, if Participant’s discharge was by the Company for Cause or by Participant at a time that Cause exists; (v) effective as of the Company’s determination date, if Participant’s discharge was by the Company without Cause but the Company subsequently determined (no later than the three (3)-month anniversary of the Employment Termination Date) that grounds for a Cause discharge existed at the time of such discharge; and

(vi) the close of business on the tenth anniversary of the date of this Agreement. For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, if Participant is discharged by the Company for Cause, resigns at a time that Cause exists or is discharged by the Company without Cause but the Company subsequently determines (no later than the three (3)-month anniversary of the Employment Termination Date) that grounds for a Cause discharge existed at the time of such discharge (as applicable, a “Triggering Event”), (A) all of Participant’s Options not previously exercised shall expire and be forfeited whether exercisable or not; (B) the Company will be entitled to repurchase, pursuant to Article IV of the Securities Holders Agreement, the shares of Common Stock previously received by Participant in connection with the exercise of the Options, provided that, notwithstanding anything to the contrary in the Securities Holders Agreement, the exercise price for such shares of Common Stock will equal the lesser of (I) the Fair Market Value thereof as of the time of the repurchase and (II) the Original Value thereof; and (C) within ten (10) days of the Company’s written notice that a Triggering Event has occurred, Participant must repay to the Company any cash proceeds received by Participant from the sale of shares of Common Stock issued upon exercise of the Options that are in excess of the lesser of (I) the Fair Market Value of such shares of Common Stock as of the Triggering Event and (II) the Original Value thereof.

(c)Procedure for Exercise. At any time after all or any portion of the Options granted hereunder have become vested and exercisable with respect to any shares of Common Stock subject thereto and prior to the close of business on the tenth anniversary of the Grant Date (except as provided for in Section 3(b) above or Section 5 below), Participant may exercise all or any portion of the Options granted hereunder with respect to the Common Stock underlying such Options to the extent vested pursuant to Section 4 below by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Participant has read and has been afforded an opportunity to ask questions of the management of the Company regarding all financial and other information provided to Participant regarding the Company and its Subsidiaries, (ii) payment in full, either (A) by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company, in the amount equal to the number of shares of Common Stock to be acquired multiplied by the Per Share Exercise Price (the “Total Exercise Price”), or (B) if permitted by the Board, by delivering to the Company a full-recourse promissory note in the amount equal to the Total Exercise Price, (iii) payment in full of all required withholding taxes due as further described in Section 10 below, (iv) a joinder to the Securities Holders Agreement satisfactory in form and content to the Committee and (v) any written representations as may be required in the Committee’s reasonable discretion to evidence compliance with federal, state and foreign securities laws.
(d)Securities Laws Restrictions. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of federal, state and foreign securities laws, rules and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Options are granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Participant represents that when Participant exercises any portion of the Options, Participant will be purchasing the Common Stock subject thereto for Participant’s own account and not on behalf of others. Participant understands and acknowledges that federal, state and foreign securities laws govern and restrict Participant’s right to offer, sell or otherwise dispose of any portion of the Options or the Common Stock subject thereto unless Participant’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Participant agrees that Participant will not offer, sell or otherwise dispose of any Common Stock in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law. Participant further understands that any certificates for any Common Stock which Participant purchases upon exercise of the Options shall bear the legend set forth in the Securities Holders Agreement or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(e)Limited Transferability of the Options; Joinder to Securities Holders Agreement. The Options granted hereunder are personal to Participant and are not transferable by Participant, except as provided in the Securities Holders Agreement and upon the death of Participant. Participant agrees to exercise a joinder to the Securities Holders Agreement and to be bound by the terms and conditions contained therein. Participant acknowledges and agrees that the Options shall be treated as “Incentive Securities” under the applicable provisions of the Securities Holders Agreement. Participant acknowledges and agrees that the Options and any Common Stock acquired upon the exercise thereof, and any right or interest therein, may not be sold, transferred, gifted, donated, pledged, hypothecated, disposed of or assigned by Participant, except as expressly provided in the Securities Holders Agreement and upon the death of Participant.

4.Exercisability. The Options shall become vested and exercisable in accordance with the provisions of this Section 4. Participant may exercise only those Options that have vested.
(a)Time-Vesting. The Time-Vesting Options shall vest as follows:

(i)20% shall vest on each anniversary of the Grant Date, until the Time-Vesting Options are fully vested on the fifth anniversary of the Grant Date, in each case, subject to Participant’s continued employment with the Company or any of its Subsidiaries through the applicable anniversary of the Grant Date.

(ii)If a Change in Control occurs, the Board has the discretion to vest all of Participant’s then-unvested Time-Vesting Options, subject to Participant’s continued employment with the Company or any of its Subsidiaries through the date of such Change in Control.

(b)2.0X Exit-Vesting. The 2.0X Exit-Vesting Options shall vest as follows:

(i)100.00% shall vest on a Measurement Date, subject to Participant’s continued employment with the Company or any of its Subsidiaries through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options), if the Centerbridge MOIC Hurdle equals at least 2.0.

(ii)If a Change in Control occurs, any then-unvested 2.0X Exit-Vesting Options shall vest if the performance condition in Section 4(b)(i) above is satisfied (subject to Participant’s continued employment with the Company or any of its Subsidiaries through the Change in Control (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options)). If such performance condition is not satisfied, the unvested 2.0X Exit-Vesting Options shall remain outstanding until vesting occurs pursuant to Section 4(b)(i).

(iii)If the Centerbridge Entities have divested 100% of their Common Stock for non-cash consideration or a combination of cash and non-cash consideration, and inclusion of the fair market value of the non-cash consideration (as determined by the Committee in good faith in its sole discretion) in the calculation of the Centerbridge Inflows would result in the Centerbridge MOIC Hurdle equaling (A) at least 2.0, then any then-unvested 2.0X Exit-Vesting Options shall vest as of such divestiture; and (B) less than 2.0, then any then-unvested 2.0X Exit-Vesting Options shall remain outstanding and eligible to vest pursuant to Section 4(b)(i) (regardless of whether Participant continues to be employed with the Company or any of its Subsidiaries after the date of such 100% divestiture) as the Centerbridge Entities divest the non-cash consideration for cash, provided that if the Centerbridge Entities have divested 100% of the non-cash consideration for cash and the performance condition with respect to the 2.0X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.0X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance. Participant may sell any equity securities underlying 2.0X Exit-Vesting Options that vest pursuant to this Section 4(b)(iii) on a pro rata basis with the Centerbridge Entities but may not sell such equity securities at a faster rate than the Centerbridge Entities. For the avoidance of doubt, any 2.0X Exit-Vesting Options that vest pursuant to this Section 4(b)(iii) shall not be subject to the early expiration provisions set forth in Section 3(b), except in connection with a Triggering Event.

(iv)If the Centerbridge Entities have divested 100% of their Common Stock for solely cash consideration and the performance condition with respect to the 2.0X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.0X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance.

(c)2.5X Exit-Vesting. The 2.5X Exit-Vesting Options shall vest as follows:

(i)100.00% shall vest on a Measurement Date, subject to Participant’s continued employment with the Company or any of its Subsidiaries through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options), if the Centerbridge MOIC Hurdle equals at least 2.5.

(ii)If a Change in Control occurs, any then-unvested 2.5X Exit-Vesting Options shall vest if the performance condition in Section 4(c)(i) above is satisfied (subject to Participant’s continued employment with the Company or any of its Subsidiaries through the Change in Control (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.5X Exit-Vesting Options)). If such performance condition is not satisfied, the unvested 2.5X Exit-Vesting Options shall remain outstanding until vesting occurs pursuant to Section 4(c)(i).

(iii)If the Centerbridge Entities have divested 100% of their Common Stock for non-cash consideration or a combination of cash and non-cash consideration, and inclusion of the fair market value of the non-cash consideration (as determined by the Committee in good faith in its sole discretion) in the calculation of the Centerbridge Inflows would result in the Centerbridge MOIC Hurdle equaling (A) at least 2.0, then any then-unvested 2.5X Exit-Vesting Options shall remain outstanding and eligible to vest pursuant to Section 4(c)(i) (regardless of whether Participant continues to be employed with the Company or any of its Subsidiaries after the date of such 100% divestiture) as the Centerbridge Entities divest the non-cash consideration for cash, provided that if the Centerbridge Entities have divested 100% of the non-cash consideration for cash and the performance condition with respect to the 2.5X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.5X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance; and (B) less than 2.0, then any then-unvested 2.5X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance. Participant may sell any equity securities underlying 2.5X Exit-Vesting Options that vest pursuant to this Section 4(c)(iii) on a pro rata basis with the Centerbridge Entities but may not sell such equity securities at a faster rate than the Centerbridge Entities. For the avoidance of doubt, any 2.5X Exit-Vesting Options that vest pursuant to this Section 4(c)(iii) shall not be subject to the early expiration provisions set forth in Section 3(b), except in connection with a Triggering Event.

(iv)If the Centerbridge Entities have divested 100% of their Common Stock for solely cash consideration and the performance condition with respect to any portion of the 2.5X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.5X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance.

5.Restrictive Covenants. The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of his or her employment and/or service with the Company and its Subsidiaries, Participant will be exposed to highly confidential and sensitive information regarding the Company’s and its Subsidiaries’ business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, strategic partner, licensee, licensor, lessor, regulatory and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its Competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company’s agreement to award the Options to Participant, Participant hereby agrees to be bound by the following restrictive covenants:

(a)Confidentiality. Participant shall not, for any purpose whatsoever, other than to the extent necessary to render services to the Company or its Subsidiaries in good faith, required by law, or with the express prior written consent of the Company, use, disclose, or divulge to a third party or use for Participant’s personal benefit or for the benefit of a third party, at any time, either during Participant’s employment or service with the Company or any of its Subsidiaries or thereafter, any Confidential Information of which Participant is or becomes aware, whether or not such information is developed by Participant. Participant will treat all Confidential Information as confidential and take all reasonable and appropriate steps to safeguard all Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Participant shall deliver to the Company at the Employment Termination Date, or at any other time the Company may request, all memoranda, notes, agreements, client lists, plans, records, reports, computer tapes and software and other documents and data (and all copies or reproductions thereof) relating to the Confidential Information, Work Product or the business of the Company or any of its Subsidiaries which Participant may then possess or have under Participant’s control. The covenants made in this Section 6 shall continue perpetually, including after the Employment Termination Date.

(i)Nothing in the Plan or this Agreement shall prohibit or restrict the Company, the Company’s Affiliates, Participant or their respective attorneys from: (A) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Plan, this Agreement or the Options granted hereunder, or as required by law or legal process, including with respect to possible violations of law; (B) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (C) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in the Plan or this Agreement prohibits or restricts the Company, the Company’s Affiliates or Participant from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(ii)Pursuant to 18 U.S.C. § 1833(b), Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (A) is made (I) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Participant’s attorney and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in the Plan or this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)Assignment of Inventions. Any copyrightable work falling within the definition of Work Product shall be deemed a “work‑made‑for‑hire” under the copyright laws of the United States (17 U.S.C. § 101 et seq.), and ownership of all rights therein shall vest in the Company or its Subsidiaries, as applicable, from the moment of fixation. In the event that any Work Product is deemed not to be a “work-made-for-hire,” or if other rights may at any time be embodied in any Work Product, Participant hereby assigns and transfers, and agrees to assign and transfer to the Company and its legal successors and assigns, the entire right, title, and interest in and to such Work Product. Participant hereby waives, to the extent permitted by applicable law, all “moral rights” Participant has in and to the Work Product. Participant will promptly disclose any Work Product as may be susceptible of such manner of communication to the Company and perform all actions reasonably requested by the Company (whether before or after the Employment Termination Date) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, affidavits, declarations, oaths, exhibits, consents, powers of attorney and other instruments and documentation) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the application and prosecution of any applications for any intellectual property rights or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Should the Company be unable to secure Participant’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work Product, whether due to Participant’s mental or physical incapacity or any other cause, Participant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Participant.

(c)Notice of Statutory Exception. Notwithstanding anything to the contrary contained in this Agreement, Work Product shall not include any invention developed entirely on Participant’s own time without using any equipment, supplies, facilities, or trade secrets of the Company or any of its Subsidiaries, unless such invention (i) relates at the time of conception or reduction to practice to the business of the Company or its Subsidiaries or its and actual or demonstrably anticipated research or development of the Company or its Subsidiaries, or (ii) results from any work performed by Participant for Company or any of its Subsidiaries.

(d)Non-Competition; Non-Solicitation. Participant acknowledges and agrees with the Company that during the course of Participant’s involvement and/or employment with the Company or its Subsidiaries, Participant has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers, strategic partners, licensees, licensors, lessors and other business associates of the Company or any of its Subsidiaries, which relationships constitute goodwill of the Company or any of its Subsidiaries, and the Company or any of its Subsidiaries would be irreparably damaged if Participant were to take actions that would damage or misappropriate such goodwill. Accordingly, Participant covenants and agrees as follows:

(i)During the Restrictive Period, Participant shall not: (A) compete or engage in any business competitive, directly or indirectly, with the Company or its Affiliates in the seismic data library business in any geographical area where the Company or its Affiliates have conducted or solicited any business at any time during the two (2) years preceding the Employment Termination Date (the “Area of No-Compete”) as an individual, owner, investor, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity; (B) without limiting the foregoing, solicit or negotiate, or manage, supervise or direct others in the solicitation or negotiation of, any contract or agreement that constitutes or would constitute engaging in competition with the seismic data library business in the portions of the Area of No-Compete; or (C) solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing projects, customers, or prospective customers with whom or of which Participant had contact during Participant’s period of Participant’s employment or service with the Company or any of its Subsidiaries and in the Area of No-Compete.

(ii)Notwithstanding the foregoing, the aggregate passive ownership by Participant of no more than two percent (2%) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the NASDAQ Stock Market or other automated quotation system, and which entity competes with the Company or any of its Subsidiaries (or any part thereof), shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a Competitor. In the event that any entity in which Participant has any financial or other interest directly or indirectly engages in a business similar to that of the Business during the Restrictive Period, Participant shall use Participant’s reasonable best efforts to divest all of Participant’s interest (other than any amount permitted to be held pursuant to the first sentence of this Section 5(d)(ii)) in such entity within thirty (30) days after learning that such entity has entered such similar business.

(iii)During the Restrictive Period, Participant will not, directly or indirectly, either for Participant or for any other person or entity, (A) solicit any employee, consultant or agent of the Company or any of its Subsidiaries or Affiliates to terminate such individual’s employment or other relationship with the Company or any of its Subsidiaries or Affiliates or (B) employ or engage (or cause to be employed or engaged) any such individual. The restriction contained herein shall apply to any individual who was employed by, or provided services to, the Company or any of its Subsidiaries or Affiliates within the twelve (12)-month period preceding the Employment Termination Date.

(e)Non-Disparagement. Participant agrees not to, whether during Participant’s employment or engagement with the Company or its Subsidiaries or thereafter, make negative comments or otherwise disparage the Company or any of its Subsidiaries or Affiliates or their officers, directors, employees, shareholders, members, agents or products, other than in the good faith performance of Participant’s duties to the Company or its Subsidiaries, while Participant is employed by, or providing services to, the Company or its Subsidiaries. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(f)No Restriction on Earning a Living. Participant hereby acknowledges that the provisions of Section 5 do not preclude Participant from earning a livelihood, nor do they unreasonably impose limitations on Participant’s ability to earn a living. In addition, Participant hereby acknowledges that the potential harm to the Company and/or their Subsidiaries of non-enforcement of Section 5 outweighs any harm to Participant of enforcement (by injunction or otherwise) of Section 5 against Participant. If any portion of the provisions of Section 5 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities covered, or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Participant in agreeing to the provisions of Section 5 will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

(g)Forfeiture Upon Breach. Upon Participant’s breach of any of the provisions of this Section 5, (i) all of Participant’s Options not previously exercised shall expire and be forfeited whether exercisable or not; (ii) the Company will be entitled to repurchase, pursuant to Article IV of the Securities Holders Agreement, the shares of Common Stock previously received by Participant in connection with the exercise of the Options, provided that, notwithstanding anything to the contrary in the Securities Holders Agreement, the exercise price for such shares of Common Stock will equal the lesser of (A) the Fair Market Value thereof as of the time of the repurchase and (B) the Original Value thereof; and (iii) within ten (10) days of the Company’s written notice that a breach has occurred, Participant must repay to the Company any cash proceeds received by Participant from the sale of shares of Common Stock issued upon exercise of the Options that are in excess of the lesser of (A) the then-current Fair Market Value of such shares of Common Stock and (B) the Original Value thereof. Unless otherwise set forth in an Employment Agreement, this Section 5(g) sets forth the exclusive remedies available to the Company for any breach by Participant of the restrictive covenants set forth in this Section 5.

(h)Additional Acknowledgements. Participant acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries and that the Company would not have entered into this Agreement in the absence of such restrictions. Participant shall not, in any action or proceeding to enforce any of the provisions of the Plan or this Agreement, assert the claim or defense that an adequate remedy at law exists or that this Section 5 is unreasonable or otherwise not enforceable in accordance with their terms. The periods of time set forth in this Section 5 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company or any of its Subsidiaries is successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of Participant’s first breach of such covenants or service of process upon Participant through the expiration of all appeals related to such litigation.

(i)Survival of Provisions. The obligations contained in this Section 5 shall survive the termination of Participant’s employment or service with the Company and its Subsidiaries and shall be fully enforceable thereafter.

6.Participant’s Representations. Participant hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Participant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Participant is a party or by which Participant is bound, (b) Participant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company and/or one of its Subsidiaries), and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Participant, enforceable in accordance with its terms. Participant hereby acknowledges and represents that Participant has consulted with (or has had an opportunity to consult with) independent legal counsel regarding Participant’s rights and obligations under this Agreement (including, without limitation, the Plan), and that Participant fully understands the terms and conditions contained herein and therein.

7.Repurchase Rights. If Participant is no longer employed by the Company or its Subsidiaries for any or no reason, the Options and any Common Stock acquired by exercise thereof (whether held by such Participant or one or more transferees, other than the Company or Investor) will be subject to repurchase in accordance with the terms of the Securities Holders Agreement.

8.No Put Option. Notwithstanding anything to the contrary herein or in the Securities Holders Agreement, the Put Option described in Article IV of the Securities Holders Agreement shall not apply to the Common Stock acquired upon exercise of the Options.

9.Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate Participant’s employment at any time (with or without Cause), nor confer upon Participant any right to continue in the employ of the Company or any of its Subsidiaries for any period of time or to continue Participant’s present (or any other) rate of compensation, and in the event of Participant’s termination of employment (including, but not limited to, termination by the Company without Cause), any portion of Participant’s Options that was not previously vested and exercisable shall expire and be forfeited, except as otherwise provided herein. Nothing in this Agreement shall confer upon Participant any right to be selected again as a Plan participant, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of shares of Common Stock subject to Participant’s Options upon the occurrence of subsequent events except as provided in Section 11 below. Participant shall not be, nor have the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Common Stock purchasable upon the exercise of any of the Options unless and until such shares shall have been issued by the Company and held of record by Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

10.Payment of Taxes. Upon exercise of any portion of the Options, Participant shall pay any and all amounts due under this Agreement including such federal, state, local and other withholding taxes as may be required pursuant to applicable law or regulation. The Company shall have the right to deduct any such withholding taxes from any compensation payable to Participant.

11.Adjustments. Upon the occurrence of certain events relating to the shares of Common Stock contemplated by Section 6 of the Plan, the Board may make certain adjustments in the number and type of securities covered by the Options and the Per Share Exercise Price specified herein, as set forth in such Section 6, in order to prevent the dilution or enlargement of rights under the Options.

12.Notices. Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.

13.Section 409A. The Options are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Committee determines that the Options (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Options to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

14.General Provisions.

(a)Transfers in Violation of Agreement. Any pledge, assignment, transfer or attempted transfer of any portion of the Options or Common Stock acquired or acquirable with respect thereto in violation of any provision of this Agreement, the Plan or the Securities Holders Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.

(b)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)Complete Agreement. This Agreement and the Plan and the other documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in anyway.

(d)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Participant, the Company, Investor and their respective successors and assigns (including subsequent holders of Common Stock issued in respect of the Options); provided, that the rights and obligations of Participant under this Agreement shall not be assignable except in connection with a permitted transfer in accordance with this Agreement and the Securities Holders Agreement.

(f)Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

(g)Amendment and Waiver. To the extent permitted by the Plan, the provisions of this Agreement may be amended or waived at any time or from time to time with the prior written consent of the Company and the Investor; provided that, except as may otherwise be provided by the Plan, no amendment or waiver of this Agreement shall adversely affect the Options in any material way without the prior written consent of Participant.

15.     Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by Investor as provided herein.

16.    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s principal office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SEITEL HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:	[ ]

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